Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) by reference to the registration statement on Form N-2, as amended (File Nos. 333-177550 and 811-21593), of our report dated January 30, 2012, relating to the financial statements and financial highlights which appears in the November 30, 2011 Annual Report to Shareholders of Kayne Anderson MLP Investment Company, which appears in Kayne Anderson MLP Investment Company’s Form N-2, as amended. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities”, “Experts” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 2, 2012